Exhibit 99.1

Solidion Technology Announces $35 Million Private Placement of Common Stock Priced Above Market Under Nasdaq Rules

Proceeds fully fund the company through 2028 and will be used to accelerate commercialization of Solidion’s patented Extreme-Climate Battery Technology targeting the Lunar economy and space applications

DALLAS, TX, June 07, 2026 (GLOBE NEWSWIRE) — Solidion Technology Inc. (“Solidion” or the “Company”) (NASDAQ: STI), an advanced battery technology solutions provider, today announced that it has entered into a securities purchase agreement with a new institutional investor for the purchase and sale of 2,333,000 shares of common stock (or common stock equivalents) in a private placement priced above market under Nasdaq rules. The offering is expected to result in gross proceeds of $35 million, before deducting offering expenses. The closing of the offering is expected to occur on or about June 9, 2026, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to support the commercialization of its patented Extreme-Climate Battery technology, fulfill customer demand, expand inventory, advance the building and testing of prototypes, and for working capital and general corporate purposes.

Titan Partners, a division of American Capital Partners, is acting as the sole placement agent for the offering.

The securities issued in the private placement described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the SEC for purposes of registering the resale of the shares of common stock issued in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Solidion Technology, Inc.

Headquartered in Dallas, Texas, with pilot production facilities in Dayton, Ohio, Solidion Technology (NASDAQ: STI) is an advanced battery technology solutions provider focused on manufacturing next-generation battery materials and components, and developing high-performance batteries for energy storage, including UPS systems serving the AI data center market, electric vehicles, and aerospace applications. The Company holds a portfolio of over 385 patents, covering innovations such as high-capacity, silane-gas-free and graphene-enabled silicon anodes, biomass-based graphite, and advanced lithium-sulfur and lithium-metal technologies.

For more information, please visit www.solidiontech.com or contact Investor Relations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Solidion Technology Inc. (NASDAQ: STI) (the “Company,” “Solidion,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contact:
jaymes@solidiontech.com